Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of May 14, 2012 (this "Supplemental Indenture"), among Flint Energy Services Ltd. (together with its successors and assigns, the "Issuer") and Computershare Trust Company of Canada, as trustee, transfer agent, paying agent and registrar under such Indenture (the "Trustee").

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of June 8, 2011 ("Original Indenture") as amended and supplemented by the Supplemental Indenture dated as of October 20, 2011 among Carson Energy Services Ltd., Supreme Oilfield Construction Ltd., the Issuer and the Trustee (the Original Indenture, as so amended and supplemented, is hereinafter called the "Indenture"), providing for the issuance of an unlimited aggregate principal amount of 7.50% Senior Notes due 2019 of the Issuer (the "Notes");

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture, without the consent of any Holder, to, inter alia, amend the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and rateable benefit of the Holders as follows:

ARTICLE I
Definitions

SECTION 1.1 Defined Terms

As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined.  The words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II
Amendments to Indenture

SECTION 2.1 Amendment to the Definition of GAAP

The Indenture is amended in accordance with Section 9.1 of the Indenture by deleting the definition of "GAAP" in Section 1.1 of the Indenture in its entirety and replacing it with the following:

"GAAP" means: (a) prior to January 1, 2011, generally accepted accounting principles in Canada set forth in the opinions and pronouncements of the Accounting Principles Board of the Canadian Institute of Chartered Accountants, which are in effect prior to January 1, 2011 ("Canadian GAAP") or United States generally accepted accounting principles ("U.S. GAAP"); and (b) from and after January 1, 2011, IFRS or U.S. GAAP as in effect from time to time, provided that (1) all financial statements and reports required to be provided  pursuant to this Indenture shall be prepared on the basis of IFRS or U.S. GAAP and (2) all ratios, computations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS or U.S. GAAP (other than as set forth in the applicable definitions herein)."

SECTION 2.2 Correction to S&P Rating in Covenant Suspension Provisions

The Indenture is amended in accordance with Section 9.1 of the Indenture by removing the words "S&P rating of "BBB" or higher" in the second line of Section 4.20(a) and replacing such words with "S&P rating of "BBB-" or higher".

ARTICLE III
Miscellaneous

SECTION 3.1 Parties

Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.2 Governing Law

This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein.

SECTION 3.3 Severability Clause

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.4 Ratification of Indenture; Supplemental Indenture; Part of Indenture; No Liability of Trustee

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee does not make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.5 Counterparts

The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.6 Headings

The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

FLINT ENERGY SERVICES LTD.

By:	/s/ W.J. (Bill) Lingard
W.J. (Bill) Lingard
President and CEO

By:	/s/ Paul M. Boechler
Paul M. Boechler
Executive Vice President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY OF CANADA, as Trustee

By:	/s/ Nazim Nathoo
Nazim Nathoo
Corporate Trust Officer

By:	/s/ Laura Leong
Laura Leong
Corporate Trust Officer

[Signature Page Second Supplemental Indenture]